Exhibit 10.1
RESIGNATION AGREEMENT
     This Resignation Agreement (this “Resignation Agreement”) is made and entered into between Pacific Sunwear of California, Inc. (hereinafter, the “Company”) and Gerald M. Chaney (hereinafter, “Executive”) as of November 26th, 2007.
     WHEREAS, Executive has been employed by the Company in the capacity of Senior Vice President, Chief Financial Officer and Secretary;
     WHEREAS, the Company and Executive previously entered into that certain Severance Agreement as of November 22, 2004 (the “Severance Agreement”);
     WHEREAS, Executive has been designated as a participant in that certain Executive Severance Plan approved and adopted by the Compensation Committee of the Board of Directors on August 21, 2007 (the “Executive Severance Plan”); and
     WHEREAS, Executive and the Company have mutually agreed to end Executive’s employment relationship with the Company effective immediately upon the terms set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and good and valuable other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Effective Date. This Resignation Agreement shall become effective on the eighth day following Executive signing and delivering this Resignation Agreement and the Release Agreement (the “Effective Date”), provided that Executive does not revoke the Release Agreement prior to such date.
     2. Resignation. Executive and the Company hereby agree that Executive will resign as Senior Vice President, Chief Financial Officer and Secretary of the Company, and that his service in any other capacity for the Company will end, effective as of the date this Resignation Agreement is signed and delivered by the Company (the “Separation Date”). Executive also hereby resigns from his position as an employee, officer, and member of the board of directors of any and all affiliates of the Company effective as of the Separation Date. Executive further agrees that he will execute any documents reasonably requested by the Company or any of its affiliates to effectuate his resignation as employee, officer or director of the Company and any of its affiliates, as well as to remove Executive as an authorized signatory for the Company and any of its affiliates.
     3. Severance Benefits Upon Resignation. Commencing as of the date hereof, and provided that Executive fully complies with all requirements under this Resignation Agreement, Executive shall be entitled to receive the “Severance Benefits” set forth in Section 4.1 of the Executive Severance Plan and detailed below as if Executive’s employment by the Company had been terminated without Cause (as defined in the Executive Severance Plan). Notwithstanding the foregoing and the provisions of Section 5.2(a) of the Severance Plan, the Company and Executive hereby agree that (i) Executive shall not have an affirmative duty to seek other employment but (ii) any money or other valuable consideration earned or otherwise received by

Executive or credited to Executive’s account (whether presently or on a deferred basis) from the provision of services (whether as an employee, independent contractor, consultant, advisor, or otherwise) during the 15 months following the date of this Agreement shall be offset against and serve to decrease the amount of any payments due hereunder, except that Executive may earn or receive during such period, without offset, money or other valuable consideration with an aggregate value not to exceed $50,000 for the provision of services (whether as an employee, independent contractor, consultant, advisor, or otherwise) to persons or entities that do not engage in business in the retail industry (including as manufacturers, vendors and suppliers to such industry) or otherwise compete with the Company. Executive agrees to notify the Company in writing immediately upon receiving or earning any such money or other valuable consideration during such period. The Severance Benefits shall be paid at the times and in the manner set forth in Section 5.1 of the Executive Severance Plan and are subject to the Company’s right to withhold applicable federal, state and local income, employment or other taxes as set forth in Section 5.3 of the Executive Severance Plan. Executive understands and agrees that the Severance Benefits detailed below are being provided to Executive in lieu of any benefits Executive would otherwise be entitled to receive pursuant to the Severance Agreement or any other severance plan, program, agreement or other arrangement.
i.	Equal cash payments made by check on a monthly basis for a period of 15 months commencing December 28, 2007 (and on the last pay date of each of the subsequent 14 months remaining in the 15 month period) equal to $39,333.33 (the benefit pursuant to Section 4.1(a) of the Executive Severance Plan);

ii.	Equal cash payments made by check on a monthly basis for a period of 15 months commencing December 28, 2007 (and on the last pay date of each of the subsequent 14 months remaining in the 15 month period) equal to $9,833.33 (the benefit pursuant to Section 4.1(b) of the Executive Severance Plan);

iii.	A cash payment equal to $5,126.04 made by check on December 28, 2007 (the benefit pursuant to Section 4.1(c) of the Executive Severance Plan); and

iv.	Payment of or reimbursement for up to $10,000 of outplacement services pursuant to Section 4.1(d) of the Executive Severance Plan.
     4. Release Agreement. It shall be a condition to the obligations of the Company to make the payments required hereunder that Executive execute and deliver to the Company an effective Release Agreement, in the form attached as Exhibit A (“Release Agreement”), which shall become effective on the eighth day following the date Executive signs and delivers to the Company the Release Agreement, provided that Executive does not revoke it before such date pursuant to the Older Workers Benefit Protection Act.
     5. Restrictive Covenants.
          a. Non-Disparagement. Executive agrees that he will not at any time after the date hereof (i) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company, any of its subsidiaries or any of their respective directors, officers, employees, stockholders, attorneys, accountants, insurers, agents, representatives, assigns, successors, or products, past and present, and each of them, or (ii) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the Company or any of its subsidiaries. Nothing herein shall in any way prohibit Executive from disclosing such information in a truthful manner as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to Executive; provided, however, upon receiving any subpoena or order from a court or arbitrator requiring him to testify regarding his employment with the Company or any of its subsidiaries, Executive shall provide a copy of such subpoena or order to the Company within 72 hours.
          b. Anti-Solicitation. Executive promises and agrees that, for a period of one (1) year following the date hereof, he will not influence or attempt to influence customers, vendors, or business partners of the Company or any of its subsidiaries, either directly or indirectly, to divert their business from the Company or any of its subsidiaries to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary.
          c. Solicitation of Employees. Executive promises and agrees that, for a period of one (1) year following the date hereof, he will not directly or indirectly solicit any employee of the Company or any of its subsidiaries to terminate his or her employment with the Company or any of its subsidiaries or to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary.
          d. Confidentiality. Executive promises and agrees that he will not at any time after the date hereof, unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise (other than the Company and any of its subsidiaries or affiliates), any trade secrets, or other confidential data or information relating to customers, design programs, costs, marketing, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company (or subsidiary or affiliate, as applicable) or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that, to the extent he has not already done so, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company or any subsidiary or affiliate of the Company. Executive further agrees that he has not retained and will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any subsidiary or affiliate of the Company; provided, however, that Executive may retain his rolodex, address books, information relating to his compensation or relating to reimbursement of expenses, documents relating to his participation in employee benefit plans or programs of the Company or any of its subsidiaries, any agreement between Executive and the Company or a subsidiary relating to his employment with the Company or a subsidiary, and other personal property provided that such items do not contain any confidential information of the Company or a subsidiary.

          e. Injunctive Relief. Executive expressly agrees that the Company will or would suffer irreparable injury if he were to breach any of the provisions of this Section 5 and that the Company would by reason of such conduct be entitled, in addition to any other remedies, to injunctive relief. Executive consents and stipulates to the entry of such injunctive relief prohibiting him from engaging in conduct which violates any of the provisions of this Section 5.
     6. Cooperation.
          a. Litigation. Following the Effective Date, Executive shall cooperate with the Company in connection with its defense, prosecution or investigation of any legal matters. Without limiting the generality of the foregoing and for the avoidance of any doubt, Executive’s duty of cooperation shall include, but shall not be limited to, (a) meeting with the Company’s and/or its affiliates’ attorneys by telephone or in person in order to state truthfully Executive’s knowledge of the matters at issue and recollection of events; (b) appearing at the Company’s and/or its affiliates’ and/or their attorneys’ request as a witness at depositions, trials, arbitrations, governmental investigations, or other proceedings, with or without the necessity of a subpoena, in order to state truthfully the Executive’s knowledge of the matters at issue; and (c) signing at the Company’s and/or its affiliates’ request declarations or affidavits that truthfully state the matters of which the Executive has knowledge, in connection with any legal matters in which Executive has relevant information.
          b. Audit. Executive shall assist the Company and its subsidiaries in providing information and legal representations to the auditors of the Company and its subsidiaries in a form and within a timeframe requested by the Board, with respect to the Company’s and its Subsidiaries’ financial statements and operations during the period of Executive’s employment with the Company.
          c. Reimbursement. Within ten days following any month in which Executive devotes time or incurs travel at the request of the Company, or incurs any reasonable out-of-pocket expenses, in connection with performing his obligations under this Section 6, Executive shall submit a written itemized invoice to the Company that accurately identifies the dates, amount of time, and brief description of services that Executive performed in connection with such services, along with any travel or out-of-pocket expenses accompanied by appropriate receipts. Within 30 days of receiving such an invoice, the Company will reimburse Executive for any such travel and reasonable out-of-pocket expenses so incurred to the extent the Executive has provided appropriate receipts. In addition, effective for services that are performed by Executive under this Section 6 at the request of the Company after the fifteen (15) month anniversary of the Effective Date, within 30 days of receiving such an invoice, the Company shall promptly pay Executive $200 per hour for the time that Executive actually and reasonably spends cooperating with the Company, its affiliates, and/or their attorneys or auditors under this Section 6.
     7. Equity Awards. Any stock options, stock appreciation rights, and restricted stock awards granted to Executive by the Company will, to the extent not vested on the Separation Date, terminate on the Separation Date and Executive will not have any rights with respect thereto or in respect thereof. To the extent any stock options and stock appreciation rights granted to Executive by the Company are vested on the Separation Date, Executive will have only a limited period of time to exercise those awards (to the extent Executive should desire to exercise those awards), with the limited period determined pursuant to the terms and conditions of the respective award. As to the restricted stock award granted to Executive by the Company on or about April 2, 2007, all of the shares subject to such award will be forfeited to the Company on the Separation Date and Executive will not have any rights with respect thereto or in respect thereof. As to that award, Executive agrees to execute and deliver any and all additional documents, and to take any and all other actions, that the Company may request to effect and confirm the transfer of such shares to the Company as of the Separation Date.
     8. Miscellaneous.
          a. This Resignation Agreement may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement.
          b. This Resignation Agreement, together with the Release Agreement, constitutes the entire agreement of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein.
          c. This Resignation Agreement supersedes all prior agreements between the parties concerning the subject matter hereof.
          d. This Resignation Agreement may only be amended in writing signed by both parties. No waiver by any part of any breach of this Resignation Agreement shall be deemed to be a waiver by any party of any preceding or succeeding breach.
          e. The validity, interpretation, performance and enforcement of this Resignation Agreement shall be governed by the laws of the State of California without regard to conflicts of law principles.
          f. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Resignation Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Resignation Agreement as of the date indicated below.

EXECUTIVE:

/s/ Gerald M. Chaney	Date: November 26, 2007
Gerald M. Chaney

COMPANY:

Pacific Sunwear of California, Inc.

By:	/s/ Sally Frame Kasaks	Date: November 27, 2007

Sally Frame Kasaks
Chief Executive Officer

Exhibit A
RELEASE AGREEMENT
     This Release Agreement (this “Release Agreement”) is entered into this 26th day of November 2007 by and between Gerald M. Chaney, an individual (“Executive”), and Pacific Sunwear of California, Inc., a California corporation (the “Company”).
WHEREAS, Executive has been employed by the Company or one of its subsidiaries; and
     WHEREAS, Executive’s employment by the Company or one of its subsidiaries has ended and, in connection with that certain Resignation Agreement, dated November 26, 2007, between the Company and Executive (the “Resignation Agreement”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;
     NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company (or one of its subsidiaries) to pay severance benefits (conditioned upon this Release Agreement) under and pursuant to the Resignation Agreement, Executive and the Company agree as follows:
          1. End of Employment. Executive’s employment with the Company ended on November 26, 2007 (the “Separation Date”). Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates. Executive hereby confirms that Executive does not hold any position as an officer, director, employee, member, manager and in any other capacity with the Company and each of its affiliates. Executive acknowledges and agrees that Executive has received all amounts owed for his regular and usual salary (including, but not limited to, any severance (other than any benefits due pursuant to the Resignation Agreement), overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, and usual benefits, and that all payments due to Executive from the Company have been received.
          2. Release. Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the end of Executive’s employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such end of employment); (2) any right to indemnification that Executive may have pursuant to the Bylaws of the Company, its Articles of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) or applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); (5) any rights to severance benefits payable under the Resignation Agreement; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) Executive’s vested benefit (currently approximately $230,419.00) under and payable in accordance with the Company’s Executive Deferred Compensation Plan. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
          3. 1542 Waiver. It is the intention of Executive in executing this Release Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release Agreement (including, without limitation, the Release set forth above) shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 provides:
     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release Agreement and which, if known or suspected at the time of executing this Release Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts. Executive acknowledges that he understands the significance and consequences of such release and such specific waiver of SECTION 1542.
          4. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement. Executive further expressly acknowledges and agrees that:
     A. In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;
     B. Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;
     C. Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;
     D. Executive was given a copy of this Release Agreement on November 21, 2007 and informed that he had twenty one (21) days within which to consider this Release Agreement and that if he wished to execute this Release Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto;
     E. Executive was informed that he had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement;
     F. Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
          5. No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

          6. Compliance With Resignation Agreement. Executive warrants and represents that Executive has complied fully with his obligations pursuant to the Resignation Agreement and Executive covenants that he will continue to abide by the applicable provisions of the Resignation Agreement.
          7. Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
          8. Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
          9. Successors. This Release Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. This Release Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Release Agreement by operation of law or otherwise.
          10. Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF CALIFORNIA, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

          11. Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.
          12. Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.
          13. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
          14. Arbitration. The Company and Executive hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with this Release Agreement that the Company may have against Executive, or that Executive may have against the Company or against any of its officers, directors, employees or agents acting in their capacity as such. Each party’s promise to resolve all such claims or controversies by arbitration in accordance with this Release Agreement rather than through the courts is consideration for the other party’s like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and Executive and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
     Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Civil Procedure Code Sections 1280 et. seq. as the exclusive remedy of such dispute.
     The Arbitrator shall interpret this Release Agreement, any applicable Company policy or rules or regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. In reaching his decision, the Arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Release Agreement. Except as provided in the next paragraph, the Arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Release Agreement, including but not limited to, any claim that all or any part of this Release Agreement is voidable. The Arbitrator shall have the authority to decide dispositive motions. Following completion of the arbitration, the arbitrator shall issue a written decision disclosing the essential findings and conclusions upon which the award is based.

     Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought by Executive or the Company in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally resolved by the Arbitrator in accordance with the foregoing. Final resolution of any dispute through arbitration may include any remedy or relief which would otherwise be available at law and which the Arbitrator deems just and equitable. The Arbitrator shall have the authority to award full damages as provided by law. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.
     The Company shall pay the reasonable fees and expenses of the Arbitrator and of a stenographic reporter, if employed. Each party shall pay its own legal fees and other expenses and costs incurred with respect to the arbitration.
          15. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.
          16. Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.
          The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties have executed this Release Agreement as of the date first written above.

“Executive”

Gerald M. Chaney

PACIFIC SUNWEAR OF CALIFORNIA, INC., a California corporation,
By:
Sally Frame Kasaks
Chief Executive Officer

ENDORSEMENT
     I,                                         , hereby acknowledge that I was given 21 days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the 21-day period.
     I declare under penalty of perjury under the laws of the United States and the State of California that the foregoing is true and correct.
     EXECUTED this                     day of                                         2007, at                                          , California.

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